SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

July 7, 2003

F&M BANCORP

(Exact name of registrant as specified in its charter)

Commission file number 0-12638

Maryland	52-1316473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Thomas Johnson Drive Frederick, Maryland 21702
(Address of principal executive offices) (Zip Code)

(301) 694-4000
(Registrant’s telephone number, including area code)

ITEM 5. Other Event and Regulation FD Disclosure

July 7, 2003

F&M Bancorp Announces Mailing of Mercantile Bankshares Corporation Merger Materials

Kaye A. Simmons, Executive Vice President & Chief Financial Officer

301-694-4000

www.fmbn.com

FREDERICK, MD, July 7, 2003 – F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, Maryland, today announced that in accordance with its merger agreement with Mercantile Bankshares Corporation (Nasdaq: MRBK), proxy materials relating to a special meeting of stockholders to be held on August 6, 2003 for purposes of approving the proposed merger have been mailed today to F&M Bancorp stockholders of record on June 27, 2003.  The package of materials also includes forms for F&M Bancorp stockholders to elect to receive cash, shares of Mercantile Bankshares Corporation common stock, or both, as merger consideration. Shareholders who do not receive merger consideration election materials within a reasonable period of time, as well as persons who become holders of F&M Bancorp common stock after June 27, may contact the Exchange Agent, American Stock Transfer & Trust Company, at 1-877-248-6417 (toll free), to request a copy of the election materials.  Beneficial owners will receive such materials from their nominee holders and should contact their nominee holders if they do not receive such materials within a reasonable period of time. The deadline for returning forms to elect the type of merger consideration a stockholder wishes to receive is 5:00 P.M., New York City Time, on August 11, 2003.

F&M Bancorp, with assets in excess of $2 billion, is a bank holding company headquartered in Frederick, Md. Farmers & Mechanics Bank and its affiliate, Home Federal, operate 48 banking offices in Frederick County and six contiguous counties.

In connection with the proposed transaction, F&M Bancorp and Mercantile have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile with the SEC at the SEC’s web site at http://www.sec.gov.   In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s website at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: (410) 237-5900.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 7, 2003	/s/ KAYE A. SIMMONS
Kaye A. Simmons
Executive Vice President & Chief Financial Officer